Exhibit 99.1

CONTACTS
From: Tony DeFazio	For: Jennifer Weingartner, Director of Investor Relations
DeFazio Communications, LLC	Phillips Edison – ARC Shopping Center REIT
tony@defaziocommunications.com	jweingartner@phillipsedison.com
Ph: (484) 532-7783	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison – ARC Shopping Center REIT Inc. Acquires Shopping Center in

Tucson, Arizona Anchored by Sprouts Farmers Market

CINCINNATI, OH, August 16, 2012 — Phillips Edison – ARC Shopping Center REIT Inc. (“the Company”), a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored neighborhood shopping centers, today announced that, through its joint venture, PECO-ARC Institutional Joint Venture I, LP, it has closed on the acquisition of Broadway Plaza, a 83,612 square foot shopping center located in Tucson, Arizona which is anchored by a Sprouts Farmers Market. Sprouts Farmers Market is a grocery store chain focused on fresh and natural foods with more than 100 locations in the western part of the United States. This acquisition further diversifies the portfolio as the first grocery-anchored shopping center located in the state of Arizona and also as the first Sprouts Farmers Market-anchored property for the Company. This acquisition brings the Company’s total portfolio to 17 properties.

Broadway Plaza is 94.0 percent occupied and anchored by a 28,217 square foot Sprouts Farmers Market grocery store, which is on a long term lease through October 2023. This shopping center was formerly anchored by Sunflower Farmers Market, but due to a recently announced merger by Sunflower Farmers Market and Sprouts Farmers Market, all Sunflower Farmers Market locations will operate under the Sprouts Farmers Market banner by the end of 2012. Additional national tenants in the shopping center include Subway, Mattress Firm, and the UPS Store.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of solid national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $1.8 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. As of August 16, 2012, Phillips Edison-ARC owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 17 grocery-anchored shopping centers totaling 1,574,742 square feet. For more information on the company, please visit the website at www.phillipsedison-arc.com.

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